UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 6, 2012
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The information furnished in this item is not deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section.  This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

On March 6, 2012, Raymond James Financial, Inc. (the “Company”) distributed correspondence to its shareholders regarding the Company’s financial results for the quarter ended December 31, 2011 which included the following letter:

Dear Fellow Investor,

In spite of the fact that the stock market performed well in the December quarter, with the S&P 500 up 11.2% and the GDP of the United States growing at a projected 2.8% rate, the performance of securities firms in our fiscal first quarter was surprisingly weak. Of course, one doesn’t need to look very far to identify negative influences. The malaise in the European Union, particularly in Greece, Portugal, Spain, Ireland and Italy, is unsettling to investors. Furthermore, the growing pejorative rhetoric in the election cycle, as well as Congress’s well-demonstrated lack of courage to deal with the fundamental economic issues in the United States when their jobs are at risk, gives rise to uncertainty about the future domestically. Consequently, institutional and retail commissions were lackluster; fee-based revenues were depressed due to low relative asset levels on September 30; and Capital Markets revenues were down because of anemic new issue activity and secondary transaction commission volume.

Nonetheless, Raymond James performed in line with analysts’ estimates and better than our peers. Net revenues of $783 million were 4% below both last year’s record first quarter results and the immediately preceding quarter’s net revenues. Net income in last year’s December quarter was also a record because of extraordinary investment banking revenues and $6 million in incremental revenues for a one-time, under-reported interest revenue adjustment. As a result, net income in the 2012 first quarter was down 18% to a still respectable $67.3 million. Accordingly, earnings per diluted share of $0.53 compared to $0.65 last year but were still almost equal to the immediately preceding quarter’s $0.54. In light of the weakness in the quarter’s activity in the securities industry, our results were more than acceptable.

The main reason net income in the quarter was relatively better than our peer group’s was Raymond James Bank’s continued healthy growth. That segment’s pre-tax profit contribution increased 14% to $53 million on flat revenues resulting from improving credit experience. Net loans grew $467 million, or 7%, during the quarter, which actually decreased the growth in profit contribution as net loan loss reserves are established before net interest growth impacts earnings. We expect that trend to continue as the bank received approval to convert to a national bank and Raymond James Financial has been designated a financial holding company. As a result, while we will continue to make mortgage loans, we will have the flexibility to make a larger proportion of our loans to corporate borrowers to capitalize on our corporate relationships and expertise in the sector. This conversion will also enable us to close on the Canadian loan acquisition package of approximately $430 million in corporate loans from Allied Irish Bank, as well as add its Canadian loan origination team.

In spite of lower assets under management at the beginning of the quarter, the Asset Management Group segment slightly increased its pre-tax profit contribution to $15.8 million on a 2% revenue increase. The 9% increase in assets under management during the quarter to $35 billion, due mainly to improved market performance, augurs well for better results in the current quarter.

The pre-tax profit contribution of our Capital Markets segment declined 59% to only $10 million on a revenue decline of 21%. The tone in the March quarter thus far has improved somewhat as the markets continue to improve, which is encouraging for this segment. Last, but certainly not least, our Private Client Group profit contribution in the quarter was $49.4 million, down 11% from the prior year on a 2% increase in revenues. We are optimistic that future results will improve because of better market valuations and more robust recent recruiting results.

As you are no doubt aware of by now, we have announced the acquisition of Morgan Keegan for $930 million from Regions Financial. That transaction is expected to close around April 2, 2012, assuming that all regulatory approvals and other conditions precedent are completed by then. Morgan Keegan is only a somewhat younger enterprise than we are. In fact, we have been well-acquainted with the firm’s management team members since inception, as we grew together from small southern regional firms to well-respected industry participants. Given the same values, commitments to our clients, employees and communities, proven management teams, experienced professionals, and conservative financial practices, this will be an excellent marriage. However, good marriages require hard work. We have a lot to do to maximize the benefits of the combination. We must learn everything about each other’s business, obtain agreements to join the new enterprise, adopt the best practices from each firm and consolidate our operations on one platform – all without materially disturbing everyday business and the high-quality service to our clients and financial advisors that is the core of each of our success. Although we can’t promise that there won’t be surprises and some problems, we are committed to making the process as seamless as possible.

One of the consequences of a transaction like this is that there will be a number of extraordinary expenses of all types, many of which may impact GAAP earnings. We will do our best to minimize these costs and concentrate on maintaining operating earnings, but the second half of the year will no doubt be impacted. For example, we are budgeting about $215 million in retention costs in addition to those already on Morgan Keegan’s books, which will be amortized over the next three to seven years, and $30 million in one-time IT costs to integrate systems. We anticipate many smaller expenses in almost all areas of the firm. Beginning in fiscal 2013, we expect that we will begin to benefit from economies of scale, cost savings from consolidating operations and re-deployment of capital. By 2014, we should be able to re-establish our objective of achieving a 15% rate of return on average equity, which should generate considerable earnings accretion from the merger and internal growth.

To finance the acquisition, we are planning to raise approximately $900 million in capital, even though we possess considerable excess working capital now, consistent with our conservative financial philosophy. We raised $358 million in February in our public equity offering, and expect to add about $600 million in long- and intermediate-term bonds to comprise the financing package. Consequently, we would project a debt to total capital ratio of 30% subsequent to all the above plans being completed.

During the quarter, Raymond James acquired the minority 25% interest in our London-based private client group subsidiary, Raymond James Investment Services Limited, from Killik, our partner since inception, for $3.8 million. We have enjoyed our long-term relationship with Killik. That subsidiary generated $28 million in revenues in fiscal 2011 and continues to grow successfully. In spite of the weakness in the European economies, we are optimistic about opportunities to serve the growing middle class in the United Kingdom.

In December, Paul Reilly named Raymond James & Associates President Dennis Zank chief operating officer of Raymond James Financial. Dennis’ long history with Raymond James and his experience as Raymond James & Associates head of Operations as well as head of its Private Client Group make him eminently qualified to oversee both areas to optimize profits as well as providing Paul with a strong right arm to handle major challenges, including assuming a leadership role in the integration of Morgan Keegan. Tash Elwyn was appointed president of Raymond James & Associates Private Client Group to fill Dennis Zank’s prior position. Effective at the beginning of January, Scott Curtis was promoted to president of Raymond James Financial Services to act as managing director of its Independent Contractors Division and provide for a successor to Dick Averitt, CEO of Raymond James Financial Services. With these appointments of younger, albeit experienced, managers, we believe the firm is positioned to achieve future growth.

In November, the board of directors of the Securities Industry and Financial Markets Association elected Chet Helck, our CEO of the Global Private Client Group, as chair-elect for 2012. The firm is proud of Chet’s acknowledged industry leadership as a spokesman for the private client business. He will represent individual clients and the firms serving those clients, among his responsibilities in that role.

Raymond James & Associates finished first for the second year in a row in Registered Rep. magazine’s Annual Broker Report Card competition. Financial advisors rated the firm 9.3 on a 10 point scale, and 98% reported that Raymond James is the best firm for which to work.

In December, two of Raymond James Financial Services’ financial advisors, Gerry Klingman and Sherri Stephens, were inducted into Research magazine’s prestigious 2011 Advisor Hall of Fame. In addition, Bank Investment Consultant magazine included four financial advisors affiliated with the Financial Institutions Division of Raymond James Financial Services in its article on the Top 50 Bank Reps.

Obviously, this has been a busy first quarter in our 50th Anniversary year. We are pleased the year has begun on such a positive note. We recognize that execution will be a key to accomplishing a successful combination with Morgan Keegan and to continuing to receive future accolades for the accomplishments of our associates, as well as attaining superior results in the future.

Sincerely,

Thomas A. James
Chairman

Paul C. Reilly
CEO

February 27, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: March 6, 2012	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President – Finance,
Chief Financial Officer and Treasurer